Exhibit 99.2

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

The following management’s discussion and analysis of financial condition and results of operations reflects the combined financial statements of the Studio Business, which were prepared on a “carve-out” basis and derived from Lions Gate Entertainment Corp’s consolidated financial statements and accounting records. This discussion should be read together with the combined financial statements and related notes of the Studio Business that are filed as exhibit 99.1 to this Amendment No. 1. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. The Studio Business’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth elsewhere in this Amendment No. 1 under the section entitled “Risk Factors” and in the Prospectus in the section entitled “Risk Factors.”

The following management’s discussion and analysis includes a discussion and analysis of our financial condition and results of operations for the fiscal years ended March 31, 2024 and 2023, and year-to-year comparisons between fiscal 2024 and fiscal 2023. A discussion and analysis of our financial condition and results of operation for the fiscal year ended March 31, 2022 and year-to-year comparisons between fiscal 2023 and fiscal 2022 can be found in “Management Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp.” in the Prospectus filed with the SEC on May 15, 2024 by Lionsgate Studios Corp.

Overview

The Studio Business (the “Company,” “Studio,” “we,” “us,” or “our”) is substantially reflective of Lions Gate Entertainment Corp’s (“Lionsgate” or “Parent”) Motion Picture and Television Production segments together with a substantial portion of Lionsgate’s corporate general and administrative costs. Studio’s world-class motion picture and television studio operations bring a unique and varied portfolio of entertainment to consumers around the world.

The Motion Picture segment consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. The Television Production segment consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. The Motion Picture segment includes the licensing of motion pictures and the Television Production segment includes the licensing of Starz original productions to the STARZ-branded premium global subscription platforms (the “Starz Business”). The Television Production segment also includes the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.

The Studio Business manages and reports its operating results through two reportable business segments, Motion Picture and Television Production, as further discussed below.

Background and Business Combination

On May 13, 2024, SEAC II Corp., a Cayman Islands exempted company (“New SEAC”), consummated a business combination among New SEAC, Screaming Eagle Acquisition Corp., a Cayman Islands exempted company and then parent of New SEAC (“SEAC”), and LG Orion Holdings ULC, a British Columbia unlimited liability company (“StudioCo”) and a wholly-owned subsidiary of Lionsgate, pursuant to a Business Combination Agreement, dated as of December 22, 2023, as amended, by and among New SEAC, SEAC, the Company, LG

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lionsgate (“Studio HoldCo”), StudioCo, SEAC MergerCo, a Cayman Islands exempted company and a wholly-owned subsidiary of New SEAC (“MergerCo”), and 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company and a wholly-owned subsidiary of SEAC (“New BC Sub”) (the “Business Combination”). In connection with the closing of the Business Combination, SEAC II Corp. changed its name to “Lionsgate Studios Corp.” (referred to as “Lionsgate Studios”). Lionsgate Studios has continued the existing business operations of StudioCo, which consists of the Studio Business. Lionsgate Studios became a separate publicly traded company and its common shares commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.

In connection with the Business Combination, Lionsgate and StudioCo entered into a separation agreement pursuant to which (i) the assets and liabilities of the Studio Business (including certain subsidiaries of Lionsgate engaged in the Studio Business) were separated from the assets and liabilities of Lionsgate’s Starz Business (meaning substantially all of the assets and liabilities constituting the Media Networks segment of Lionsgate, and including certain subsidiaries of Lionsgate engaged in Lionsgate’s Starz Business) and transferred to StudioCo such that StudioCo holds, directly or indirectly, all of the assets and liabilities of the Studio Business, and (ii) all of the Lionsgate’s equity interests in StudioCo were transferred to Studio HoldCo.

As a result, approximately 87.2% of the total shares of Lionsgate Studios continue to be held indirectly by Lionsgate, while former SEAC public shareholders and founders and common equity financing investors own approximately 12.8% of Lionsgate Studios. In addition to establishing the Studio Business as a standalone publicly-traded entity, the transaction resulted in approximately $350.0 million of gross proceeds to Lionsgate, including $274.3 million in private investments in public equities (“PIPE”) financing. Of the total gross proceeds, approximately $330.0 million was received at or shortly after the closing of the Business Combination, with the remaining $20.0 million expected to be received shortly. The net proceeds will be used to pay down amounts outstanding under the Term Loan A and Term Loan B pursuant to the Credit Agreement.

The Business Combination will be accounted for as a reverse recapitalization in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). Under this method of accounting, SEAC will be treated as the acquired company and the Studio Business will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New SEAC will represent a continuation of the financial statements of the Studio Business, with the Business Combination treated as the equivalent of the Studio Business issuing stock for the historical net assets of SEAC, accompanied by a recapitalization. The net assets of SEAC will be stated at fair value, which approximates historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Studio Business.

In connection with the Business Combination, Lionsgate Studios and Lionsgate entered into a shared-services and overhead sharing arrangement and an intercompany debt arrangement, among other agreements.

The shared-services and overhead sharing arrangement facilitates the allocation to the Studio Business substantially all of Lionsgate’s corporate general and administrative functions and costs, except for an amount of $10 million to be allocated annually to Lionsgate.

The intercompany debt arrangement will provide that the outstanding obligations and debt service requirements (principal and interest payments) of the Studio Business will remain substantially the same as under Lionsgate’s Senior Credit Facilities, as described and defined below. In addition, the terms of Lionsgate’s interest rate swap arrangements will be transferred to the Studio Business. However, the Studio Business’s availability under the Lionsgate revolving credit facility will be $1.1 billion, reduced from Lionsgate’s total availability of $1.25 billion, such that a portion of the borrowing capacity is allocated to Lionsgate’s Starz entities.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Basis of Presentation

This Amendment No. 1 includes historical audited combined financial statements of the Studio Business, which were prepared on a “carve-out” basis and derived from Lionsgate’s consolidated financial statements and accounting records. These combined financial statements reflect the Studio Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with U.S. GAAP. The combined financial statements may not be indicative of the Studio Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Studio Business operated as an independent, publicly traded company during the periods presented.

The Studio Business has historically operated as part of Lionsgate and not as a standalone company. The Studio Business combined financial statements, representing the historical assets, liabilities, operations and cash flows of the combination of the operations making up the worldwide Studio Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out basis. These combined financial statements reflect the combined historical results of operations, financial position, comprehensive income (loss) and cash flows of the Studio Business for the periods presented as historically managed within Lionsgate through the use of a management approach in identifying the Studio Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements. This approach was taken due to the historical organizational structure of certain legal entities comprising the Studio Business.

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Studio Business are included in the combined financial statements included elsewhere in this Amendment No. 1. Revenues and costs associated with the Studio Business are specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Motion Picture and Television Production segments of Lionsgate. In addition, the Studio Business costs include an allocation of corporate general and administrative expense (inclusive of share-based compensation) which has been allocated to the Studio Business as further discussed below. Other costs excluded from the Motion Picture and Television Production segment profit but relating to the Studio Business are generally specifically identifiable as costs of the Studio Business in the accounting records of Lionsgate and are included in the accompanying combined financial statements.

Lionsgate utilizes a centralized approach to cash management. Cash generated by the Studio Business is managed by Lionsgate’s centralized treasury function and cash is routinely transferred to the Studio Business or the Starz Business to fund operating activities when needed. Cash and cash equivalents of the Studio Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the Studio Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Studio Business and Lionsgate have been accounted for as parent net investment. See Note 20 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this Amendment No. 1.

The Studio Business is the primary borrower of certain corporate indebtedness (the Revolving Credit Facility, Term Loan A and Term Loan B, together referred to as the “Senior Credit Facilities”) of Lionsgate. The Senior Credit Facilities are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the Studio Business or the Starz Business. It is not practical to determine what the capital structure would have been historically for the Studio Business as a standalone company, however, Lionsgate’s Senior Credit Facilities and related interest expense are reflected in the Studio Business’s combined financial statements. A portion of Lionsgate’s corporate debt, Lionsgate’s 5.500% senior notes due April 15, 2029 and related interest expense are not reflected in the Studio Business’s combined financial statements, as such Senior Notes were issued by a Starz Business entity. The Studio Business remains a guarantor under the Senior Notes indenture

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

agreement. As discussed in Note 21 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this Amendment No. 1, the Studio Business remains a guarantor under the New 5.500% Senior Notes indenture agreement. Upon completion of the separation of the Starz Business from the Studio Business, the New 5.500% Senior Notes will become obligations of the Studio Business and will be reflected in the Studio Business’s combined financial statements.

As described above, it is expected that the intercompany debt arrangement will provide that the outstanding obligations and debt service requirements (principal and interest payments) of the Studio Business will remain substantially the same as under Lionsgate’s Senior Credit Facilities. In addition, the terms of Lionsgate’s interest rate swap arrangements will be transferred to the Studio Business. However, the Studio Business’s availability under the Lionsgate revolving credit facility will be $1.1 billion, reduced from Lionsgate’s total availability of $1.25 billion, such that a portion of the borrowing capacity is allocated to Lionsgate’s Starz entities. The terms of such intercompany debt arrangement are subject to change and may not ultimately be comparable with the Senior Credit Facilities. See Note 7 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this Amendment No. 1 and the “Liquidity and Capital Resources” section further below.

Additional indebtedness directly related to the Studio Business including production loans, borrowings under the Production Tax Credit Facility, IP Credit Facility, and Backlog Facility (each as defined below) and other obligations are reflected in the Studio Business combined financial statements. See Note 8 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this Amendment No. 1.

Lionsgate’s corporate general and administrative functions and costs, which will primarily be retained within the Studio Business through shared services agreements, as described below, have historically provided oversight over both the Starz Business and the Studio Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. Accordingly, the audited combined financial statements of the Studio Business, included elsewhere in this Amendment No. 1, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. These expenses have been allocated to the Studio Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services. Accordingly, the Studio Business financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Studio Business had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Studio Business will incur in the future. Further, following the Business Combination, a shared-services arrangement will reflect substantially all of Lionsgate’s corporate general and administrative function and costs remaining with the Studio Business.

The Studio Business also pays certain costs on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs which are reflected as expenses of the Starz Business. The Starz Business also pays certain costs on behalf of the Studio Business such as legal expenses, software development costs and severance which are reflected as expenses of the Studio Business. The settlement of reimbursable expenses between the Studio Business and the Starz Business have been accounted for as parent net investment. See Note 20 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this Amendment No. 1.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the Studio Business, are reasonable. However, as mentioned above, the allocations may not include all of the actual expenses that would have been incurred by the Studio Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Studio Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Studio Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Studio Business might have performed directly or outsourced, and strategic decisions the Studio Business might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See “Components of Results of Operations- Expenses” below, and Note 20 to our audited combined financial statements for further detail of the allocations included in the Studio Business combined financial statements included elsewhere in this Amendment No. 1.

Components of Results of Operations

Revenues

Our revenues are derived from the Motion Picture and Television Production segments, as described below. As mentioned above, we refer to our Motion Picture and Television Production segments collectively as our Studio Business. Our revenues are derived from the U.S., Canada, the United Kingdom and other foreign countries. None of the non-U.S. countries individually comprised greater than 10% of total revenues for the years ended March 31, 2024 and 2023.

Motion Picture: Our Motion Picture segment includes revenues derived from the following:

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Theatrical. Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by us directly in the U.S. and through a sub-distributor in Canada). The revenues from Canada are reported net of distribution fees and release expenses of the Canadian sub-distributor. The financial terms that we negotiate with our theatrical exhibitors in the U.S. generally provide that we receive a percentage of the box office results.

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Home Entertainment. Home entertainment revenues are derived from the sale or rental of our film productions and acquired or licensed films and certain television programs (including theatrical and direct-to-video releases) on packaged media and through digital media platforms (including pay-per-view and video-on-demand platforms, electronic sell through, and digital rental). In addition, we have revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, we share in the rental or sales revenues generated by the platform on a title-by-title basis.

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Television. Television revenues are primarily derived from the licensing of our theatrical productions and acquired films to the linear pay, basic cable and free television markets. In addition, when a license in our traditional pay television window is made to a subscription video-on-demand (“SVOD”) or other digital platform, the revenues are included here.

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International. International revenues are derived from (1) licensing of our productions, acquired films, our catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis; and (2) the direct distribution of our productions, acquired films, and our catalog product and libraries of acquired titles in the United Kingdom.

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Other. Other revenues are derived from, among others, the licensing of our film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Television Production: Our Television Production segment includes revenues derived from the following:

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Television. Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television and syndication) of scripted and unscripted series, television movies, mini-series and non-fiction programming. Television revenues include fixed fee arrangements as well as arrangements in which we earn advertising revenue from the exploitation of certain content on television networks. Television revenues also include revenue from licenses to SVOD platforms in which the initial license of a television series is to a SVOD platform.

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International. International revenues are derived from the licensing and syndication to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming.

•	Home Entertainment. Home entertainment revenues are derived from the sale or rental of television production movies or series on packaged media and through digital media platforms.

•

Other. Other revenues are derived from, among others, the licensing of our television programs to other ancillary markets, the sales and licensing of music from the television broadcasts of our productions, and from commissions and executive producer fees earned related to talent management.

Expenses

Our primary operating expenses include direct operating expenses, distribution and marketing expenses and general and administration expenses.

Direct operating expenses include amortization of film and television production or acquisition costs, participation and residual expenses, provision for doubtful accounts, and foreign exchange gains and losses.

Participation costs represent contingent consideration payable based on the performance of the film or television program to parties associated with the film or television program, including producers, writers, directors or actors. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild—American Federation of Television and Radio Artists, Directors Guild of America, and Writers Guild of America, based on the performance of the film or television program in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

Distribution and marketing expenses primarily include the costs of theatrical prints and advertising (“P&A”) and premium video-on-demand (“Premium VOD”) expense and of DVD/Blu-ray duplication and marketing. Theatrical P&A includes the costs of the theatrical prints delivered to theatrical exhibitors and the advertising and marketing cost associated with the theatrical release of the picture. Premium VOD expense represents the advertising and marketing cost associated with the Premium VOD release of the picture. DVD/Blu-ray duplication represents the cost of the DVD/Blu-ray product and the manufacturing costs associated with creating the physical products. DVD/Blu-ray marketing costs represent the cost of advertising the product at or near the time of its release or special promotional advertising.

General and administration expenses include salaries and other overhead and include allocations for certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, investor relations, accounting, tax, legal, human resources, occupancy, and other shared services. See “Basis of Presentation” above, Note 1 and Note 20 to our audited combined financial statements for further details on our methodology for allocating these costs. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved by the Studio Business as an independent, publicly traded company for the periods presented. Lionsgate’s corporate and shared service function expense and the allocation reflected in the Studio Business’s audited combined financial statements is presented in the table below:

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,
	2024	2023
	(Amounts in millions)
Lionsgate corporate general and administrative expenses:
Lionsgate corporate general and administrative expenses, excluding share-based compensation	$136.1	$122.6
Share-based compensation	20.7	36.3

Total Lionsgate corporate general and administrative expenses	$156.8	$158.9

Allocation to the Studio Business
General and administrative expenses, excluding allocation of Lionsgate corporate and shared employee share-based compensation expense	$110.6	$100.8
Allocation of shared employee share-based compensation expense	15.0	26.7

Total allocation to the Studio Business	$125.6	$127.5

Recurring standalone costs may be higher than historical allocations as the corporate general and administrative functions will remain at the Studio Business following the Business Combination, which may have an impact on profitability and operating cash flows. See “Basis of Presentation” above for more information.

Acquisition of eOne

On December 27, 2023, Lionsgate and its subsidiaries, Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”), and Lions Gate International Motion Pictures S.à.r.l., a Luxembourg société à responsabilité limitée (“LGIMP” and, with Lionsgate and LGEI, collectively the “Buyers”), completed the previously announced acquisition of all of the issued and outstanding equity interests of the companies constituting the Entertainment One television and film (“eOne”) business from Hasbro, Inc., a Rhode Island corporation (“Hasbro”), pursuant to that certain Equity Purchase Agreement (the “Purchase Agreement”) dated August 3, 2023. The aggregate cash purchase price was approximately $385.1 million, inclusive of certain purchase price adjustments, including for cash, debt, and working capital. The preliminary purchase price is subject to further adjustments based on the final determination of the purchase price adjustments. The acquisition of eOne, a film and television production and distribution company, builds the Company’s film and television library, strengthens the Company’s scripted and unscripted television business, and continues to expand the Company’s presence in Canada and the U.K.

The acquisition was accounted for under the acquisition method of accounting, with the financial results of eOne included in the Studio Business’s combined results from December 27, 2023. Revenues and loss before income taxes from eOne for the period from December 27, 2023 through March 31, 2024 amounted to approximately $113.8 million and $4.9 million, respectively. The Company incurred approximately $9.4 million of acquisition-related costs that were expensed in restructuring and other during the fiscal year ended March 31, 2024.

eOne revenues for the fiscal year ended December 25, 2022 were $827.8 million, as compared to $921.0 million for the fiscal year ended December 26, 2021. eOne revenues for the nine months ended October 1, 2023 were $419.3 million, as compared to $518.2 million for the nine months ended September 25, 2022. The decrease in revenues was driven by lower scripted and unscripted television deliveries, as well as lower film releases and/ or sales in the 2023 period compared to the 2022 period. These decreases were due primarily to the impact of the several months-long worker strikes by the Writers Guild of America and the American actors’ union, SAG-AFTRA, which disrupted the number and timing of planned program productions.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

See Note 2 to the Studio Business’s audited combined financial statements for further information.

Industry Strikes

In May 2023, the Writers Guild of America (“WGA”) commenced an industry-wide strike following the expiration of its collective bargaining agreement with the Alliance of Motion Picture and Television Producers (“AMPTP”). In July 2023, the Screen Actors Guild - American Federation of Television and Radio Artists (“SAG-AFTRA”) also commenced an industry-wide strike following the expiration of its collective bargaining agreement with the AMPTP. The WGA strike ended in September 2023, and the SAG-AFTRA strike ended in November 2023, and collective bargaining agreements were subsequently reached between the AMPTP and the WGA and SAG-AFTRA. These strikes resulted in temporary shutdowns of production on certain of our television and film programming, which resulted in less new content available for licensing and distribution, lower-than-expected spending for content and marketing costs in fiscal 2024, and reduced revenues in our talent management business due to the delays in productions across the industry.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our accounting policies are more fully described in Note 1 to our audited combined financial statements. As disclosed in Note 1 to our audited combined financial statements, the preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. As described more fully below, these estimates bear the risk of change due to the inherent uncertainty of the estimate. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Accounting for Films and Television Programs

Capitalized costs for films or television programs are predominantly monetized individually.

Amortization. Film cost amortization as well as participations and residuals expense are based on management’s estimates. Costs of acquiring and producing films and television programs and of acquired libraries are amortized and estimated liabilities for participations and residuals costs are accrued using the individual-film-forecast method, based on the ratio of the current period’s revenues to management’s estimated remaining total gross revenues to be earned (“ultimate revenue”). Management’s judgment is required in estimating ultimate revenue and the costs to be incurred throughout the life of each film or television program.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Management estimates ultimate revenues based on historical experience with similar titles or the title genre, the general public appeal of the cast, audience test results when available, actual performance (when available) at the box office or in markets currently being exploited, and other factors such as the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, general economic conditions and other tangible and intangible factors, many of which we do not control and which may change.

For motion pictures, ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture. The most sensitive factor affecting our estimate of ultimate revenues for a film intended for theatrical release is the film’s theatrical performance, as subsequent revenues from the licensing and sale in other markets have historically been highly correlated to its theatrical performance. After a film’s release, our estimates of revenue from succeeding markets are revised based on historical relationships and an analysis of current market trends.

For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. The most sensitive factors affecting our estimate of ultimate revenues for a television series is whether the series will be ordered for a subsequent season and estimates of revenue in secondary markets other than the initial license fee, which may depend on a number of factors, including, among others, the ratings or viewership the program achieves on the customers’ platforms. The initial estimate of ultimate revenue may include estimates of revenues outside of the initial license window (i.e., international, home entertainment and other distribution platforms) and are based on historical experience for similar programs (genre, duration, etc.) and the estimated number of seasons of the series. Ultimates of revenue beyond the initial license fee are generally higher for programs that have been or are expected to be ordered for multiple seasons. We regularly monitor the performance of each season, and evaluate whether impairment indicators are present (i.e., low ratings, cancellations or the season is not reordered), and based upon our review, we revise our estimates as needed and perform an impairment assessment if impairment indicators are present (see below).

For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

Due to the inherent uncertainties involved in making such estimates of ultimate revenues and expenses, these estimates have differed in the past from actual results and are likely to differ to some extent in the future from actual results. In addition, in the normal course of our business, some films and titles are more successful or less successful than anticipated. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or a write-down of all or a portion of the unamortized costs of the film or television program to its estimated fair value (see below).

An increase in the estimate of ultimate revenue will generally result in a lower amortization rate and, therefore, less film and television program amortization expense, while a decrease in the estimate of ultimate revenue will generally result in a higher amortization rate and, therefore, higher film and television program amortization expense, and also periodically results in an impairment requiring a write-down of the film cost to the title’s fair value. These write-downs are included in amortization expense within direct operating expenses in our combined statements of operations. See further discussion below under Impairment Assessment.

Impairment Assessment. An individual film or television program is evaluated for impairment when events or changes in circumstances indicate that the fair value of an individual film is less than its unamortized cost. If the result of the impairment test indicates that the carrying value exceeds the estimated fair value, an impairment charge will then be recorded for the amount of the difference.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Estimate of Fair Value. The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. For motion pictures intended for theatrical release, the discounted cash flow analysis used in the impairment evaluation prior to theatrical release is subjective and the key inputs include estimates of future anticipated revenues and estimates of box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews. As disclosed in Note 3 to the audited combined financial statements, the unamortized balance related to completed and not released and in progress theatrical films was $532.5 million at March 31, 2024. For television programs, the discounted cash flow analysis used in the impairment evaluation includes key inputs such as estimates of future anticipated revenue, as discussed above. See further discussion of Valuation Assumptions below.

Valuation Assumptions. The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 10 to our audited combined financial statements). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular film or television program or film group. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Revenue Recognition. Our Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international market places.

Our content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. Our fixed fee or minimum guarantee licensing arrangements in the television, digital media and international markets may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Sales or usage based royalties represent amounts due to us based on the “sale” or “usage” of our content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when we license completed content (with standalone functionality, such as a movie, or television show), our performance obligation will be satisfied prior to the sale or usage. When we license intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), our performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to us under these arrangements are generally not reported to us until after the close of the reporting period. We record revenue under these arrangements for the amounts due and not yet reported to us based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from our customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While we believe these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than our estimates, and could result in an adjustment to revenues in future periods.

Revenue from the theatrical release of feature films are treated as sales or usage-based royalties and recognized starting at the exhibition date and based on our participation in box office receipts of the theatrical exhibitor.

Digital media revenue sharing arrangements are recognized as sales or usage based royalties.

Revenue from the sale of physical discs (DVDs, Blu-ray or 4K Ultra HD), referred to as “Packaged Media”, in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or “street date” (when it is available for sale by the customer).

Revenue from commissions are recognized as such services are provided.

Goodwill. At March 31, 2024 and 2023, the carrying value of goodwill was $811.2 million and $795.6 million, respectively. Goodwill is allocated to our reporting units, which are our operating segments or one level below our operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. Our reporting units for purposes of goodwill impairment testing, along with their respective goodwill balances at March 31, 2024 and 2023, were Motion Picture (goodwill of $399 million and $394 million, respectively), and our Television (goodwill of $320 million and $309 million, respectively) and Talent Management (goodwill of $93 million) businesses, both of which are part of our Television Production segment.

Goodwill is not amortized but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. We perform our annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit of whether or not it is more-likely-than-not that the fair value is less than the carrying value of the reporting unit. If we believe that as a result of our qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company. A quantitative assessment requires determining the fair value of our reporting units. The determination of fair value requires considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

In performing a quantitative assessment of goodwill, we determine the fair value of our reporting units by using a combination of discounted cash flow (“DCF”) analyses and market-based valuation methodologies. The models rely on significant judgments and assumptions surrounding general market and economic conditions, short-term and long-term growth rates, discount rates, income tax rates, and detailed management forecasts of future cash flow and operating margin projections, and other assumptions, all of which are based on our internal forecasts of future performance as well as historical trends. The market-based valuation method utilizes EBITDA multiples from guideline public companies operating in similar industries and a control premium. The results of these valuation methodologies are weighted as to their relative importance and a single fair value is determined. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual or interim goodwill impairment tests will prove to be an accurate prediction of the future.

Goodwill Impairment Assessments:

Fiscal 2024. For our annual goodwill impairment test for fiscal 2024, we performed qualitative goodwill impairment assessments for all of our reporting units (Motion Picture, and our Television and Talent Management businesses, both of which are part of our Television Production segment). Our qualitative assessment considered the recent performance of these reporting units, and updated forecasts of performance and cash flows, as well as the current micro and macroeconomic environments in relation to the current and expected performance of these reporting units, and industry considerations, and determined that since the date of the most recent quantitative assessment performed over these reporting units, there were no events or circumstances that rise to a level that would more-likely-than-not reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required for these reporting units. See Note 6 to the audited combined financial statements for further information.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Fiscal 2023. In the second quarter of fiscal 2023, we updated our quantitative impairment assessment for all of our reporting units based on the most recent data and expected growth trends. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 1.5% to 3.5%, at a weighted average cost of capital (discount rate) ranging from 11.0% to 13.0%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole. Based on the quantitative impairment assessment, the Company determined that the fair value of its reporting units exceeded the carrying values for all of its reporting units.

Management will continue to monitor all of its reporting units for further changes in the business environment that could impact the recoverability in future periods. The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from our business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in our goodwill impairment tests, and ultimately impact the estimated fair value of our reporting units may include the global economy; consumer consumption levels of our content; adverse macroeconomic conditions related to higher inflation and interest rates and currency rate fluctuations, and the impact on the global economy from wars, terrorism and multiple international conflicts, and future bank failures; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transactions; the duration and potential impact of strikes of unions, on our ability to produce, acquire and distribute our content; the commercial success of our television programming and motion pictures; our continual contractual relationships with our customers; and changes in consumer behavior. If our assumptions are not realized, it is possible that additional impairment charges may need to be recorded in the future.

Corporate expense allocation. Lionsgate’s corporate general and administrative functions and costs have historically provided oversight over both the Starz Business and the Studio Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources. Accordingly, the audited combined financial statements of the Studio Business include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate of $125.6 million and $127.5 million for the years ended March 31, 2024 and 2023, respectively, related to these corporate and shared service functions historically provided by Lionsgate.

The allocation of costs to the Studio Business are subjective and requires considerable judgment. The allocations of general and administrative expenses to the Studio Business are on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures management considered to be a reasonable reflection of the estimated historical utilization levels of these services. Such allocations represent approximately 80.1% and 80.2% for the years ended March 31, 2024 and 2023, respectively, of total Lionsgate corporate general and administrative expense. See Components of Results of Operations-Expenses above for further information.

Accordingly, the Studio Business combined financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Company will incur in the future. An increase or decrease in the expenses allocated to the Company or a change in the methodology of allocation of expenses could result in higher or lower general and administrative expense.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Income Taxes. For purposes of our combined financial statements, income taxes have been calculated as if we filed income tax returns on a standalone basis reflecting the income tax treatment of transactions and balances included within the managed basis combined financial statements of the Studio Business. Our U.S. operations and certain of our non-U.S. operations historically have been included in the income tax returns of Lionsgate or its subsidiaries that may not be part of the Company. We believe the assumptions supporting our allocation and presentation of income taxes on a separate return basis are reasonable. However, our tax results, as presented in the combined financial statements, may not be reflective of the results that we expect to generate in the future. However, as discussed in Note 1 to the audited combined financial statements of the Studio Business, the combined financial statements are presented on a managed basis rather than a legal entity basis, with certain deductions and other items that are included in the consolidated financial statements of Lionsgate, but not included in the combined financial statements of the Studio Business. Accordingly, the income tax provision and deferred taxes, including tax attributes, are expected to differ following the Business Combination.

For carve-out financial statement purposes, we determined our tax provision and deferred taxes on a separate return basis utilizing the same managed basis approach as the combined Studio Business financial statements as mentioned above, and accordingly recorded deferred tax assets related to net operating loss carryforwards and certain temporary differences, net of applicable reserves in each jurisdiction. We recognize a future tax benefit to the extent that realization of such benefit is more likely than not on a jurisdiction-by-jurisdiction basis; otherwise, a valuation allowance is applied. In order to realize the benefit of our deferred tax assets, we will need to generate sufficient taxable income in the future in each of the jurisdictions which have these deferred tax assets. However, the assessment as to whether there will be sufficient taxable income in a jurisdiction to realize our net deferred tax assets in that jurisdiction is an estimate which could change in the future depending primarily upon the actual performance of our Company. As of March 31, 2024, we have a valuation allowance of $341.6 million against certain U.S. and foreign deferred tax assets that may not be realized on a more likely than not basis.

Our effective tax rates differ from the federal statutory rate and are affected by many factors, including the overall level of pre-tax income (loss), the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, any changes in tax laws and regulations in those jurisdictions, changes in uncertain tax positions, changes in valuation allowances against our deferred tax assets, tax planning strategies available to us and other discrete items.

Recent Accounting Pronouncements

See Note 1 to our audited combined financial statements for a discussion of recent accounting guidance.

Fiscal 2024 Compared to Fiscal 2023

Combined Results of Operations

The following table sets forth our combined results of operations for the fiscal years ended March 31, 2024 and 2023. Due to the acquisition of eOne, fiscal 2024 includes the results of operations of eOne from the acquisition date of December 27, 2023, see Note 2 to our combined financial statements for further details.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenues
Studio Business
Motion Picture (1)	$1,656.3	$1,323.7	$332.6	25.1%
Television Production (2)	1,330.1	1,760.1	(430.0)	(24.4)%

Total revenues	2,986.4	3,083.8	(97.4)	(3.2)%
Expenses:
Direct operating	1,886.7	2,207.9	(321.2)	(14.5)%
Distribution and marketing	462.3	304.2	158.1	52.0%
General and administration	349.2	387.0	(37.8)	(9.8)%
Depreciation and amortization	15.6	17.9	(2.3)	(12.8)%
Restructuring and other	132.9	27.2	105.7	388.6%

Total expenses	2,846.7	2,944.2	(97.5)	(3.3)%

Operating income	139.7	139.6	0.1	0.1%
Interest expense	(222.5)	(162.6)	(59.9)	36.8%
Interest and other income	19.2	6.4	12.8	200.0%
Other expense	(20.0)	(21.2)	1.2	(5.7)%
Loss on extinguishment of debt	(1.3)	(1.3)	—	—%
Gain on investments, net	3.5	44.0	(40.5)	(92.0)%
Equity interests income	8.7	0.5	8.2	nm

Income (loss) before income taxes	(72.7)	5.4	(78.1)	nm
Income tax provision	(34.2)	(14.3)	(19.9)	139.2%

Net loss	(106.9)	(8.9)	(98.0)	nm
Less: Net loss attributable to noncontrolling interests	13.4	8.6	4.8	55.8%

Net loss attributable to Parent	$(93.5)	$(0.3)	$(93.2)	nm

nm - Percentage not meaningful.

(1)

Motion Picture revenues for the years ended March 31, 2024 and 2023, includes $128.2 million and $44.2 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Television Production revenues for the years ended March 31, 2024 and 2023, includes $417.7 million and $731.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Revenues. Combined revenues decreased $97.4 million in fiscal 2024 reflecting increased revenue in the Motion Picture segment, offset by decreased revenue in the Television Production segment.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Motion Picture revenue increased $332.6 million in fiscal 2024 due to increased home entertainment revenue driven by John Wick: Chapter 4 and The Hunger Games: The Ballad of Songbirds & Snakes, increased theatrical and international revenue primarily from The Hunger Games: The Ballad of Songbirds & Snakes, and higher television and other revenue. Motion Picture revenues for fiscal 2024 included approximately $19.5 million of revenues from eOne from the acquisition date of December 27, 2023. Motion Picture revenue included $128.2 million of revenue from licensing Motion Picture segment product to the Starz Business, representing an increase of $84.0 million from fiscal 2023.

Television Production revenue decreased $430.0 million due to decreased domestic television revenue from lower licensing of Starz original series to the Starz Business, and lower domestic television revenue, and decreased international, other, and home entertainment revenue. Television Production revenues for fiscal 2024 included approximately $94.3 million of revenues from eOne from the acquisition date of December 27, 2023. Television Production revenue included $417.7 million of revenue from licensing Television Production segment product to the Starz Business, representing a decrease of $313.6 million from fiscal 2023.

See further discussion in the Segment Results of Operations section below.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,
	2024		2023		Change
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Motion Picture	$796.0	48.1%	$666.5	50.4%	$129.5	19.4%
Television Production	1,090.1	82.0	1,541.5	87.6	(451.4)	(29.3)%
COVID-19 related charges (benefit)	(0.9)	nm	(8.9)	nm	8.0	(89.9)%
Other	1.5	nm	8.8	nm	(7.3)	(83.0)%

	$1,886.7	63.2%	$2,207.9	71.6%	$(321.2)	(14.5)%

nm - Percentage not meaningful.

Direct operating expenses decreased in fiscal 2024, due to lower direct operating expenses of the Television Production segment due to lower revenues from Television Production, partially offset by higher direct operating expenses of the Motion Picture segment due to higher Motion Picture revenues. See further discussion in the Segment Results of Operations section below.

COVID-19 Related Charges (Benefit). In fiscal 2024, direct operating expense included a benefit of $0.9 million, reflecting COVID related costs net of insurance recoveries of $1.0 million (fiscal 2023 - benefit of $8.9 million, net of insurance recoveries of $8.4 million). Direct operating expenses related to the COVID-19 global pandemic have been declining and are expected to continue to decline as the severity of the COVID-19 global pandemic continues to lessen. We are in the process of seeking additional insurance recovery for some of the costs incurred. The ultimate amount of insurance recovery cannot be estimated at this time.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Other. Other direct operating expense includes certain other development costs written off, and in fiscal 2023, other direct operating expenses also includes approximately $7.2 million in development costs written off in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment, as a result of changes in strategy across its theatrical slate. These charges are excluded from segment operating results but included in direct operating expense in the combined statement of operations and reflected in the “other” line item above.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	$427.0	$270.9	$156.1	57.6%
Television Production	35.3	33.3	2.0	6.0%

	$462.3	$304.2	$158.1	52.0%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$277.7	$149.8	$127.9	85.4%

Distribution and marketing expenses increased in fiscal 2024 primarily reflects greater Motion Picture theatrical P&A and Premium VOD expense associated with the theatrical slate releases in fiscal 2024. See further discussion in the Segment Results of Operations section below.

General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended
	March 31,				Change
	2024	% of Revenues	2023	% of Revenues	Amount	Percent
	(Amounts in millions)
General and administrative expenses
Motion Picture	$113.9		$109.8		$4.1	3.7%
Television Production	57.9		51.9		6.0	11.6%
Corporate allocations from Lionsgate, excluding allocation of share-based compensation expense	110.6		100.9		9.7	9.6%
Share-based compensation expense	54.8		69.2		(14.4)	(20.8)%
Purchase accounting and related adjustments	12.0		55.2		(43.2)	(78.3)%

Total general and administrative expenses	$349.2	11.7%	$387.0	12.5%	$(37.8)	(9.8)%

General and administrative expenses decreased in fiscal 2024, resulting from decreased purchase accounting and related adjustments and share-based compensation expense, partially offset by increased Television Production, Corporate and Motion Picture general and administrative expenses. Studio Business general and administrative expenses for fiscal 2024 included approximately $7.5 million from eOne from the acquisition date of December 27, 2023. See further discussion in the Segment Results of Operations section below.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

As discussed in Components of Results of Operations, for purposes of preparing the combined financial statements on a carve-out basis, the Company has been allocated a portion of Lionsgate’s total corporate expenses which are included in general and administrative expenses. Corporate general and administrative expenses increased approximately $9.7 million, or 9.6%, primarily due to an increase in incentive based compensation and approximately $4.0 million allocated corporate general and administrative expenses from eOne from the acquisition date of December 27, 2023. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed in the combined statements of operations. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses. The decrease in share-based compensation expense included in general and administrative expense in fiscal 2024, as compared to fiscal 2023 is primarily due to a decrease in the number of share-based payment awards incurring expense in fiscal 2024 as compared to fiscal 2023 and a decrease in the allocation of Lionsgate corporate and shared employee share-based compensation expense. The following table presents share-based compensation expense by financial statement line item:

	Year Ended
	March 31,
	2024	2023
	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	$39.8	$42.5
Allocation of Lionsgate corporate and shared employee share-based compensation expense	15.0	26.7

Total share-based compensation included in general and administrative expense	54.8	69.2
Restructuring and other(1)	7.7	4.2

Total share-based compensation expense	$62.5	$73.4

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments include the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, and the non-cash charges for the accretion of the noncontrolling interest discount and the amortization of the recoupable portion of the purchase price related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interests in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the combined statement of operations due to the relationship to continued employment. Purchase accounting and related adjustments decreased $43.2 million, or 78.3%, primarily due to lower noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment of $23.5 million associated with decreased earnings of 3 Arts Entertainment in fiscal 2024 due to production delays as a result of the industry strikes, and a lower noncontrolling interest ownership percentage a result of our acquisition of an additional interest in 3 Arts Entertainment (see Note 11 to our combined financial statements). In addition, purchase accounting and related adjustments decreased due to lower noncontrolling interest discount amortization of $13.2 million, and decreased amortization of the recoupable portion of the purchase price of 3 Arts Entertainment of $6.4 million, due to the amortization periods ending in November 2022 and May 2023, respectively.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Depreciation and Amortization Expense. Depreciation and amortization of $15.6 million for fiscal 2024 was comparable to depreciation and amortization of $17.9 million in fiscal 2023.

Restructuring and Other. Restructuring and other increased $105.7 million in fiscal 2024 as compared to fiscal 2023, and includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. Restructuring and other costs were as follows for the fiscal years ended March 31, 2024 and 2023 (see Note 15 to our audited combined financial statements):

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Content and other impairments(1)	$12.8	$5.9	$6.9	116.9%
Severance(2)
Cash	27.5	10.8	16.7	154.6%
Accelerated vesting on equity awards (see Note 13 to our audited combined financial statements)	7.7	4.2	3.5	83.3%

Total severance costs	35.2	15.0	20.2	134.7%
COVID-19 related charges	—	0.1	(0.1)	(100.0)%
Transaction and other costs(3)	84.9	6.2	78.7	nm

	$132.9	$27.2	$105.7	nm

nm - Percentage not meaningful.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

(1)

Amounts in the fiscal year ended March 31, 2024 represent development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne. Amounts in the fiscal year ended March 31, 2023 include an impairment of an operating lease right-of-use asset related to the Studio Business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company.

(2)

Severance costs were primarily related to restructuring activities and other cost-saving initiatives. In the fiscal year ended March 31, 2024, amounts were due to restructuring activities including integration of the acquisition of eOne and our Motion Picture and Television Production segments.

(3)

Amounts in the fiscal years ended March 31, 2024 and 2023 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters. In fiscal 2024, these amounts include $49.2 million associated with the acquisition of additional interest in 3 Arts Entertainment. Due to the new arrangement representing a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, the Company recognized incremental compensation expense of $49.2 million, representing the excess of the fair value of the modified award over amounts previously expensed. See Note 11 to our combined financial statements for further information. In addition, transaction and other costs in fiscal 2024 includes approximately $16.6 million of a loss associated with a theft at a production of a 51% owned consolidated entity. The Company expects to recover a portion of this amount under its insurance coverage and from the noncontrolling interest holders of this entity. The remaining amounts in fiscal 2024 primarily represent acquisition and integration costs related to the acquisition of eOne, and costs associated with the separation of the Starz Business from the Studio Business.

Interest Expense. Interest expense of $222.5 million in fiscal 2024, increased $59.9 million from fiscal 2023 due to higher average interest rates and balances on variable rate corporate debt and film related obligations, partially offset by a larger benefit from the interest rate swaps. The following table sets forth the components of interest expense for the fiscal years ended March 31, 2024 and 2023:

	Year Ended
	March 31,
	2024	2023
	(Amounts in millions)
Interest Expense
Cash Based:
Revolving Credit Facility	$43.0	$12.9
Term loans	90.6	63.0
Other(1)	63.8	64.9

	197.4	140.8
Amortization of debt issuance costs and other non-cash interest(2)	25.1	21.8

Total interest expense	$222.5	$162.6

(1)

Other interest expense includes payments associated with certain film related obligations (Production Tax Credit Facility, IP Credit Facility, Backlog Facility and other, see Note 8 to our audited combined financial statements), and payments and receipts associated with the Company’s interest rate swaps (see Note 18 to our audited combined financial statements).

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

(2)

Amounts include the amortization of unrealized losses in accumulated other comprehensive income (loss) related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our audited combined financial statements).

Interest and Other Income. Interest and other income of $19.2 million for the fiscal year ended March 31, 2024 increased as compared to interest and other income of $6.4 million for the fiscal year ended March 31, 2023, due to certain insurance recoveries in fiscal 2024.

Other Expense. Other expense of $20.0 million for fiscal 2024 decreased as compared to other expense of $21.2 million for fiscal 2023, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 19 to our audited combined financial statements).

Loss on Extinguishment of Debt. Loss on extinguishment of debt of $1.3 million for fiscal 2024 is due to the write-off of issuance costs associated with the early prepayment of certain production loans.

In fiscal 2023, loss on extinguishment of debt of $1.3 million related to the write-off of debt issuance costs associated with the voluntary prepayment of the entire outstanding amount of Term Loan A due March 22, 2023.

Gain on Investments, net. Gain on investments, net, was $3.5 million for fiscal 2024, as compared to gain on investments, net of $44.0 million for fiscal 2023 which primarily represented a gain associated with the sale of a portion of our ownership interest in STARZPLAY Arabia.

Equity Interests Income. Equity interests income of $8.7 million in fiscal 2024 increased from equity interests income of $0.5 million in fiscal 2023 due to higher income generated by our equity method investees.

Income Tax Provision. On a standalone entity basis for purposes of these carve-out financial statements, we had an income tax provision of $34.2 million in fiscal 2024, compared to an income tax provision of $14.3 million in fiscal 2023. Our income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, changes in the valuation allowance against our deferred tax assets, and certain minimum taxes and foreign withholding taxes.

As computed on a separate return basis, with the combined historical results of the Studio Business presented on a managed basis as discussed in Basis of Presentation, at March 31, 2024, we had state net operating loss carryforwards of approximately $251.6 million which expire in varying amounts beginning in 2025, Canada net operating loss carryforwards of approximately $359.6 million which expire in varying amounts beginning in 2036, Spain net operating loss carryforwards of approximately $96.1 million which expire in varying amounts beginning in 2036, and U.K. net operating loss carryforwards of approximately $95.1 million with no expiration. However, under the managed basis of presentation of the Studio Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of net operating loss carryforwards of the Studio Business. Following the Business Combination, through a tax sharing arrangement with Lionsgate, a substantial portion of Lionsgate’s federal net operating loss carryforwards of $1.3 billion and state net operating loss carryforwards of $1.2 billion as of March 31, 2024, are expected to be retained by the Studio Business. In addition, a substantial portion of Lionsgate’s U.S. tax credits on foreign taxes paid, amounting to $64.9 million as of March 31, 2024, are expected to be retained by the Studio Business. Lionsgate net operating loss carryforwards currently have a significant valuation allowance and the Studio Business would need to assess the need for a valuation allowance post Business Combination.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Net Loss attributable to Parent. Net loss attributable to Parent for the fiscal year ended March 31, 2024 was $93.5 million. This compares to net loss attributable to Parent for the fiscal year ended March 31, 2023 of $0.3 million.

Segment Results of Operations and Non-GAAP Measures

The Company’s primary measure of segment performance is segment profit. Segment profit is defined as segment revenues, less segment direct operating expense and segment distribution and marketing expense, less segment general and administration expense. Total segment profit represents the sum of segment profit for our individual segments, net of eliminations for intersegment transactions. Segment profit and total segment profit excludes, when applicable, corporate general and administrative expense, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain charges related to the COVID-19 global pandemic, charges resulting from Russia’s invasion of Ukraine, and purchase accounting and related adjustments. Segment profit is a GAAP financial measure and is disclosed in Note 16 to our audited combined financial statements.

We also present below our total segment profit for all of our segments. Total segment profit, when presented outside of the segment information and reconciliations included in Note 16 to our audited combined financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.

The Company believes the presentation of total segment profit is relevant and useful for investors because it allows investors to view total segment performance in a manner similar to the primary method used by the Company’s management and enables investors to understand the fundamental performance of the Company’s businesses before non-operating items. Total segment profit is considered an important measure of the Company’s performance because it reflects the aggregate profit contribution from the Company’s segments and represents a measure, consistent with our segment profit, that eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Not all companies calculate segment profit or total segment profit in the same manner, and segment profit and total segment profit as defined by the Company may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

The following table reconciles the GAAP measure, operating income, to the non-GAAP measure, total segment profit, for the fiscal years ended March 31, 2024 and 2023. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations which discusses combined results of operations.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Operating income	$139.7	$139.6	$0.1	0.1%
Corporate general and administrative expense allocations from Lionsgate, excluding allocation of share-based compensation expense	110.6	100.9	9.7	9.6%
Adjusted depreciation and amortization	10.5	12.2	(1.7)	(13.9)%
Restructuring and other	132.9	27.2	105.7	388.6%
COVID-19 related charges (benefit)	(0.9)	(8.9)	8.0	(89.9)%
Content charges	1.5	8.1	(6.6)	(81.5)%
Adjusted share-based compensation expense	54.8	69.2	(14.4)	(20.8)%
Purchase accounting and related adjustments	17.1	61.6	(44.5)	(72.2)%

Total segment profit	$466.2	$409.9	$56.3	13.7%

See Note 16 to our combined financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our combined statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

The table below sets forth the revenues and segment profit by segment:

	Year Ended
	March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenue
Motion Picture	$1,656.3	$1,323.7	$332.6	25.1%
Television Production	1,330.1	1,760.1	(430.0)	(24.4)%

	$2,986.4	$3,083.8	$(97.4)	(3.2)%

Segment Profit
Motion Picture	$319.4	$276.5	$42.9	15.5%
Television Production	146.8	133.4	13.4	10.0%

Total Segment Profit	$466.2	$409.9	$56.3	13.7%

See the following discussion for further detail of our individual segments.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the fiscal years ended March 31, 2024 and 2023:

	Year Ended
	March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Motion Picture Segment:
Revenue	$1,656.3	$1,323.7	$332.6	25.1%
Expenses:
Direct operating expense	796.0	666.5	129.5	19.4%
Distribution & marketing expense	427.0	270.9	156.1	57.6%

Gross contribution	433.3	386.3	47.0	12.2%
General and administrative expenses	113.9	109.8	4.1	3.7%

Segment profit	$319.4	$276.5	$42.9	15.5%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	$277.7	$149.8	$127.9	85.4%
Direct operating expense as a percentage of revenue	48.1%	50.4%
Gross contribution as a percentage of revenue	26.2%	29.2%

Revenue. The table below sets forth Motion Picture revenue by media and product category for the fiscal years ended March 31, 2024 and 2023. Motion Picture revenues for fiscal 2024 included approximately $19.5 million of revenues from eOne from the acquisition date of December 27, 2023.

	Year Ended March 31,
	2024			2023			Total Increase (Decrease)
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total
			(Amounts in millions)
Motion Picture Revenue
Theatrical	$222.4	$4.1	$226.5	$115.6	$5.1	$120.7	$105.8
Home Entertainment
Digital Media	459.7	192.6	652.3	354.7	172.8	527.5	124.8
Packaged Media	57.3	26.7	84.0	35.8	34.7	70.5	13.5

Total Home Entertainment	517.0	219.3	736.3	390.5	207.5	598.0	138.3
Television	240.5	33.9	274.4	173.8	44.0	217.8	56.6
International	332.9	58.1	391.0	298.7	66.3	365.0	26.0
Other	19.8	8.3	28.1	15.1	7.1	22.2	5.9

	$1,332.6	$323.7	$1,656.3	$993.7	$330.0	$1,323.7	$332.6

(1)

Lionsgate Original Releases: Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

(2)

Other Film: Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue increased $105.8 million in fiscal 2024, as compared to fiscal 2023, due to an increase of $106.8 million from Lionsgate Original Releases driven by the performance of our fiscal 2024 theatrical slate, and in particular, The Hunger Games: The Ballad of Songbirds & Snakes, and to a lesser extent, Saw X. The increase was also, to a lesser extent, due to a greater number of theatrical slate releases in fiscal 2024 as compared to fiscal 2023.

Home entertainment revenue increased $138.3 million, or 23.1%, in fiscal 2024, as compared to fiscal 2023, due to higher digital media revenue of $124.8 million. The increase in digital media revenue was due to an increase from Lionsgate Original Releases of $105.0 million due to revenues from John Wick: Chapter 4 (fiscal 2023 theatrical slate title), The Hunger Games: The Ballad of Songbirds & Snakes and previous Hunger Games titles, and to a lesser extent, from a greater number of fiscal 2024 theatrical slate titles released on home entertainment digital media in fiscal 2024 as compared to fiscal 2023. The increase in digital media revenue was also due to an increase from Other Film of $19.8 million from our acquired library titles.

Television revenue increased $56.6 million, or 26.0%, in fiscal 2024, as compared to fiscal 2023, due to an increase from Lionsgate Original Releases of $66.7 million due to a greater number of television windows opening from our fiscal 2024 and fiscal 2023 theatrical slates than from our fiscal 2023 and fiscal 2022 theatrical slates in the prior fiscal year, and higher revenue recognized for those titles, and in particular, John Wick: Chapter 4, partially offset by a decrease from Other Film of $10.1 million primarily from our acquired library titles.

International revenue increased $26.0 million, or 7.1%, in fiscal 2024, as compared to fiscal 2023 due to an increase from Lionsgate Original Releases of $34.2 million driven by higher revenue generated from our fiscal 2024 and fiscal 2023 theatrical slate titles, and in particular, The Hunger Games: The Ballad of Songbirds & Snakes, as compared to the revenue generated from our fiscal 2023 and fiscal 2022 theatrical slate titles in the prior fiscal year, partially offset by a lower revenue from direct-to-platform and multi-platform releases. The increase in Lionsgate Original Releases was partially offset by a decrease from Other Film of $8.0 million from our acquired library titles.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Direct Operating Expense. The increase in direct operating expenses is due to higher motion picture revenue in fiscal 2024. Direct operating expenses as a percentage of motion picture revenue decreased slightly and is driven by the change in the mix of titles and product categories generating revenue in fiscal 2024 as compared to fiscal 2023, in particular the lower amortization rate of our fiscal 2024 theatrical slate as compared to our fiscal 2023 theatrical slate. Investment in film write-downs included in Motion Picture segment direct operating expense in fiscal 2024 were $34.6 million, as compared to $6.2 million in fiscal 2023.

Distribution and Marketing Expense. The increase in distribution and marketing expense in fiscal 2024 is due primarily to higher theatrical P&A and Premium VOD expense associated with the theatrical slate releases in fiscal 2024. In the fiscal year ended March 31, 2024 approximately $26.2 million of P&A and Premium VOD expense was incurred in advance for films to be released in subsequent quarters, compared to approximately $23.2 million in the fiscal year ended March 31, 2023. We expect Motion Picture distribution and marketing expense in fiscal 2025 to decrease as compared to fiscal 2024.

Gross Contribution. Gross contribution of the Motion Picture segment for fiscal 2024 increased $47.0 million, or 12.2%, as compared to fiscal 2023 due to higher Motion Picture revenue, partially offset by higher distribution and marketing expense and direct operating expense.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment increased $4.1 million, or 3.7%, primarily due to an increase in incentive based compensation.

Television Production

The table below sets forth Television Production gross contribution and segment profit for the fiscal years ended March 31, 2024 and 2023:

	Year Ended
	March 31,		Increase (Decrease)
	2024	2023	Amount	Percent
	(Amounts in millions)
Television Production Segment:
Revenue	$1,330.1	$1,760.1	$(430.0)	(24.4)%
Expenses:
Direct operating expense	1,090.1	1,541.5	(451.4)	(29.3)%
Distribution & marketing expense	35.3	33.3	2.0	6.0%

Gross contribution	204.7	185.3	19.4	10.5%
General and administrative expenses	57.9	51.9	6.0	11.6%

Segment profit	$146.8	$133.4	$13.4	10.0%

Direct operating expense as a percentage of revenue	82.0%	87.6%
Gross contribution as a percentage of revenue	15.4%	10.5%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the fiscal years ended March 31, 2024 and 2023. Television Production revenues for fiscal 2024 included approximately $94.3 million of revenues from eOne from the acquisition date of December 27, 2023.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,		Change
	2024	2023	Amount	Percent
Television Production	(Amounts in millions)
Television	$788.5	$1,144.3	$(355.8)	(31.1)%
International	228.8	277.7	(48.9)	(17.6)%
Home Entertainment
Digital	240.6	241.7	(1.1)	(0.5)%
Packaged Media	2.0	3.3	(1.3)	(39.4)%

Total Home Entertainment	242.6	245.0	(2.4)	(1.0)%
Other	70.2	93.1	(22.9)	(24.6)%

	$1,330.1	$1,760.1	$(430.0)	(24.4)%

The primary component of Television Production revenue is domestic television revenue. Domestic television revenue decreased $355.8 million, or 31.1% in fiscal 2024 as compared to fiscal 2023, due to a decrease of $243.4 million from revenues from the licensing of fewer Starz original series to Starz Networks, and lower third-party revenue from fewer television episodes delivered, which were unfavorably impacted by the WGA and SAG-AFTRA strikes. These decreases in domestic television revenue were partially offset by an increase of approximately $83.2 million for revenues from eOne from the acquisition date of December 27, 2023.

International revenue in fiscal 2024 decreased $48.9 million, or 17.6%, as compared to fiscal 2023, due to a decrease of $90.6 million from revenues from the licensing of fewer Starz original series to the Starz Business, partially offset by an increase from third-party revenue, which included significant revenue from The Continental - Season 1, and an increase of approximately $7.7 million for revenues from eOne from the acquisition date of December 27, 2023.

Home entertainment revenue in fiscal 2024 was comparable to fiscal 2023.

Other revenue in fiscal 2024 decreased $22.9 million, or 24.6% as compared to fiscal 2023, and primarily reflects lower revenue of 3 Arts Entertainment which is generated from commissions and executive producer fees earned related to talent management and was unfavorably impacted by the WGA and SAG-AFTRA strikes.

Direct Operating Expense. Direct operating expense of the Television Production segment in fiscal 2024 decreased $451.4 million, or 29.3%, due to the decrease in Television Production revenues. Direct operating expenses as a percentage of television production revenue decreased as compared to fiscal 2023, primarily due to the mix of titles generating revenue in fiscal 2024 as compared to fiscal 2023, and in particular, fiscal 2024 included significant revenue from The Continental which has a lower amortization rate as compared to the titles generating revenue in fiscal 2023. Investment in film and television programs write-downs included in Television Production segment direct operating expense in fiscal 2024 were $8.4 million as compared to $4.6 million in fiscal 2023.

Gross Contribution. Gross contribution of the Television Production segment for fiscal 2024 increased by $19.4 million as compared to fiscal 2023 due to lower television production revenue, which was more than offset by lower direct operating expenses as a percentage of television production revenue.

General and Administrative Expense. General and administrative expenses of the Television Production segment increased $6.0 million, or 11.6%. Television Production general and administrative expenses for fiscal 2024 included $6.0 million from eOne from the acquisition date of December 27, 2023.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Liquidity and Capital Resources

Sources of Cash

Our liquidity and capital requirements in fiscal 2024 and fiscal 2023 were provided principally through cash generated from operations, our Senior Credit Facilities, our film related obligations (as further discussed below), the monetization of trade accounts receivable and parent net investments. From time to time, sources of cash also include cash generated from the Starz Business and contributed to the Studio Business through parent net investment.

As discussed in Background and Business Combination, on May 13, 2024, Lionsgate consummated the Business Combination which, in addition to establishing the Studio Business as a standalone publically traded entity, resulted in approximately $350.0 million of gross proceeds, including $274.3 million in PIPE financing. Of the total gross proceeds, approximately $330.0 million was received at or shortly after the closing of the Business Combination, with the remaining $20.0 million expected to be received shortly. Shortly after the closing of the Business Combination, the net proceeds will be transferred to a wholly-owned subsidiary of Lionsgate in partial repayment of intercompany financing arrangements between subsidiaries of Lionsgate and subsidiaries of StudioCo. The net proceeds will be used to pay down amounts outstanding under the Term Loan A and Term Loan B pursuant to the Credit Agreement.

As of March 31, 2024 and 2023 we had cash and cash equivalents of $277.0 million and $210.9 million, respectively.

As discussed in Basis of Presentation, we have operated within Lionsgate’s cash management structure, which uses a centralized approach to cash management and financing of our operations. This arrangement is not reflective of the manner in which we would have financed our operations had we been an independent, publicly traded company during the periods presented.

See also, “Post Business Combination Studio Corporate Debt” below.

Senior Credit Facilities

Our Senior Credit Facilities at March 31, 2024 and 2023, excluding film related obligations discussed further below, consisted of the following:

•

Revolving Credit Facility. We have a $1.25 billion revolving credit facility (with $575.0 million outstanding at March 31, 2024 and no amounts outstanding at March 31, 2023) due April 2026 (the “Revolving Credit Facility”). We maintain significant availability under our Revolving Credit Facility, which is currently used to meet our short-term liquidity requirements, and could also be used for longer term liquidity requirements.

•	Term Loan A. We have a term loan A facility due April 2026 (the “Term Loan A”), with $399.3 million and $428.2 million outstanding at March 31, 2024 and 2023, respectively.

The outstanding amounts under the Revolving Credit Facility and Term Loan A may become due on December 23, 2024 (i.e. 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

•

Term Loan B. We have a term loan B facility due March 2025 (the “Term Loan B”, and, together with the Revolving Credit Facility and the Term Loan A, the “Senior Credit Facilities”), with $819.2 million and $831.7 million outstanding at March 31, 2024 and 2023, respectively.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

See Note 7 to our audited combined financial statements for a discussion of our corporate debt.

As previously discussed, in connection with the Business Combination, we entered into an intercompany debt arrangement with Lionsgate. See, “Post Business Combination Studio Corporate Debt” below for further discussion.

Film Related Obligations

We utilize our film related obligations to fund our film and television productions. Our film related obligations at March 31, 2024 and 2023 include the following:

•

Production Loans: Production loans represent individual and multi-title loans for the production of film and television programs that we produce. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis. At March 31, 2024 and 2023, there was $1,292.2 million and $1,349.9 million, respectively, outstanding of production loans.

•

Production Tax Credit Facility: We have a $260.0 million non-recourse senior secured revolving credit facility due January 2025 based on collateral consisting solely of certain of the Company’s tax credit receivables (the “Production Tax Credit Facility”). As of March 31, 2024, tax credit receivables amounting to $341.4 million represented collateral related to the Production Tax Credit Facility. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. At March 31, 2024 and 2023, there was $260.0 million and $231.8 million, respectively, outstanding under the Production Tax Credit Facility.

•

IP Credit Facility: In July 2021, as amended in September 2022, certain of our subsidiaries entered into a senior secured amortizing term credit facility due July 2027 (the “IP Credit Facility”) based on the collateral consisting solely of certain of our rights in certain acquired library titles, including the Spyglass and other recently acquired libraries. The maximum principal amount of the IP Credit Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. At March 31, 2024 and 2023, there was $109.9 million and $143.8 million, respectively, outstanding under the IP Credit Facility.

•	Backlog Facility and Other:

•

Backlog Facility. In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”) based on collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The maximum principal amount of the Backlog Facility is $175.0 million, subject to the amount of eligible collateral contributed to the facility. The Backlog Facility revolving period finishes on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to two years and 90 days after the revolving period ends, currently August 14, 2027. As of March 31, 2024 and 2023, there was $175.0 million outstanding under the Backlog Facility.

•

Other. The Company has other loans which are secured by accounts receivable and contracted receivables which are not yet recognized as revenue under certain licensing agreements. Outstanding loan balances under these “other” loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. As of March 31, 2024, there was $112.3 million outstanding under the “other” loans, of which $24.1 million has a contractual repayment date in July 2025 and $88.2 million has a contractual repayment date in April 2027 (March 31, 2023 - $51.0 million outstanding under the “other” loans). As of March 31, 2024, accounts receivable amounting to $47.8 million and contracted receivables not yet reflected as accounts receivable on the balance sheet at March 31, 2024 amounting to $84.5 million represented collateral related to the “other” loans.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

See Note 8 to our audited combined financial statements for a discussion of our film related obligations.

Accounts Receivable Monetization and Governmental Incentives

Our accounts receivable monetization programs include individual agreements to monetize certain of our trade accounts receivable directly with third-party purchasers and previously have included a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions.

In addition, we utilize governmental incentives, programs and other structures from states and foreign countries (e.g., sales tax refunds, transferable tax credits, refundable tax credits, low interest loans, direct subsidies or cash rebates, calculated based on the amount of money spent in the particular jurisdiction in connection with the production) to fund our film and television productions and reduce financial risk.

See Note 19 to our audited combined financial statements for our accounts receivable monetization programs and our tax credit receivables.

Uses of Cash

Our principal uses of cash in operations include the funding of film and television productions, film rights acquisitions, the distribution and marketing of films and television programs, and general and administrative expenses. We also use cash for debt service (i.e. principal and interest payments) requirements, equity method or other equity investments, capital expenditures, and acquisitions of or investment in businesses and from time to time, funding operational cash flow needs of the Starz Business through parent net investment.

Redeemable Noncontrolling Interests. In addition, the Company has a redeemable noncontrolling interest balance of $123.3 million as of March 31, 2024, related to its acquisition of a controlling interest, consisting of a limited liability company interest in each of Pilgrim Media Group and 3 Arts Entertainment, which may require the use of cash in the event the holders of the noncontrolling interests require the Company to repurchase their interests (see Note 11 to our audited combined financial statements).

•

3 Arts Entertainment. As of March 31, 2023, the Company had a redeemable noncontrolling interest representing 49% of 3 Arts Entertainment. The noncontrolling interest was subject to put and call options at fair value that were exercisable during the period ended December 31, 2023. On January 2, 2024, Lionsgate closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for approximately $194 million. In addition, Lionsgate purchased certain profit interests held by certain managers and entered into certain option rights agreements, which replaced the put and call rights discussed above by providing noncontrolling interest holders the right to sell to Lionsgate and Lionsgate the right to purchase the remaining (24%) interest beginning in January 2027.

•

Pilgrim Media Group. The Company has a remaining redeemable noncontrolling interest representing 12.5% of Pilgrim Media Group. The noncontrolling interest holder has a right to put and the Company has a right to call the noncontrolling interest at fair value, subject to a cap, exercisable for thirty (30) days beginning November 12, 2024, as amended.

We may from time to time seek to retire or purchase or refinance our outstanding debt through cash purchases, and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, refinancings, or otherwise. Such repurchases or exchanges or refinancings, if any, will depend on prevailing market conditions, our liquidity requirements, our assessment of opportunities to lower interest expense, contractual restrictions and other factors, and such repurchases or exchanges could result in a charge from the early extinguishment of debt. The amounts involved may be material.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Anticipated Cash Requirements. The nature of our business is such that significant initial expenditures are required to produce, acquire, distribute and market films and television programs, while revenues from these films and television programs are earned over an extended period of time after their completion or acquisition. In addition to the cash requirements of any potential future redemption of our noncontrolling interests as discussed above, which we may fund with a combination of cash on hand, borrowings under our line of credit and/ or new financing arrangements, we have other anticipated cash requirements outside of our normal operations.

In the short-term, we currently expect that our cash requirements for productions will increase and our marketing spend will decrease in fiscal 2025 as compared to fiscal 2024.

However, we currently believe that cash flow from operations, cash on hand, revolving credit facility availability, the monetization of trade accounts receivable, tax-efficient financing, the availability of our Production Tax Credit Facility, IP Credit Facility and Backlog Facility and other financing obligations, available production or intellectual property financing, and proceeds from equity financing (see Note 21 to our audited combined financial statements), will be adequate to meet known operational cash and debt service (i.e. principal and interest payments) requirements for the next 12 months and beyond, including the funding of future film and television production and theatrical and home entertainment release schedules, and future equity method or other investment funding requirements. We monitor our cash flow liquidity, availability, fixed charge coverage, capital base, film spending and leverage ratios with the long-term goal of maintaining our credit worthiness.

Following the Business Combination, as further described below, our capital structure and sources of liquidity will change from our historical capital structure and sources of liquidity as a result of the intercompany debt arrangements. See, “Post Business Combination Studio Corporate Debt” below for further discussion.

Our current financing strategy is to fund operations and to leverage investment in films and television programs in the short-term and long-term, through our cash flow from operations, our revolving credit facility, production loans, government incentive programs, the monetization of trade accounts receivable, our Production Tax Credit Facility, our IP Credit Facility, our Backlog Facility, and other obligations. In addition, we may acquire businesses or assets, including individual films or libraries that are complementary to our business. Any such transaction could be financed through our cash flows from operations, credit facilities, equity or debt financing. If additional financing beyond our existing cash flows from operations and credit facilities cannot fund such transactions, there is no assurance that such financing will be available on terms acceptable to us. Our ability to obtain any additional financing will depend on, among other things, our business plans, operating performance, the condition of the capital markets at the time we seek financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and rising interest rates and bank failures has caused disruption in the capital markets, which could make financing more difficult and/or expensive, and we may not be able to obtain such financing. We may also dispose of businesses or assets, including individual films or libraries, and use the net proceeds from such dispositions to fund operations or such acquisitions, or to repay debt.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Material Cash Requirements from Known Contractual and Other Obligations. Our material cash requirements from known contractual and other obligations primarily relate to our Senior Credit Facilities and film related obligations. The following table sets forth our significant contractual and other obligations as of March 31, 2024 and the estimated timing of payment, prior to the intercompany debt arrangements discussed below in the section titled, “Post Business Combination Studio Corporate Debt”:

	Total	Next 12 Months	Beyond 12 Months
	(Amounts in millions)
Future annual repayment of debt and other obligations recorded as of March 31, 2024 (on-balance sheet arrangements)
Senior Credit Facilities(1)
Revolving credit facility(2)	$575.0	$—	$575.0
Term Loan A(2)	399.3	41.1	358.2
Term Loan B	819.2	819.2	—
Film related obligations(3)	1,949.4	1,393.1	556.3
Content related payables(4)	47.1	41.4	5.7
Operating lease obligations(5)	374.1	44.4	329.7

	4,164.1	2,339.2	1,824.9
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(6)	283.3	221.4	61.9
Interest payments(7)	178.8	126.3	52.5
Other contractual obligations	449.9	98.5	351.4

	912.0	446.2	465.8

Total future repayment of debt and other commitments under contractual obligations (8)	$5,076.1	$2,785.4	$2,290.7

(1)	See Note 7 to our audited combined financial statements for further information on our corporate debt.
(2)

The outstanding amounts under the Revolving Credit Facility and Term Loan A may become due on December 23, 2024 (i.e. 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

(3)	See Note 8 to our audited combined financial statements for further information on our film related obligations.
(4)	Content related payables include minimum guarantees included on our combined balance sheets, which represent amounts payable for film or television rights that we have acquired or licensed.
(5)	See Note 9 to our audited combined financial statements for further information on leases.
(6)

Film related obligations commitments include distribution and marketing commitments, minimum guarantee commitments, and production loan commitments not reflected on the combined balance sheet as they did not then meet the criteria for recognition. See Note 17 to our audited combined financial statements for further information.

(7)

Includes cash interest payments on our Senior Credit Facilities and film related obligations, based on the applicable SOFR interest rates at March 31, 2024, net of payments and receipts from the Company’s interest rate swaps, and excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

(8)

Not included in the amounts above are $123.3 million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimations of future payments (see Note 11 to our audited combined financial statements).

For additional details of commitments and contingencies, see Note 17 to our audited combined financial statements.

Remaining Performance Obligations and Backlog

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). As disclosed in Note 12 to our audited combined financial statements, remaining performance obligations were $1.8 billion at March 31, 2024 (March 31, 2023 - $1.7 billion). The backlog portion of remaining performance obligations (excluding deferred revenue) was $1.5 billion at March 31, 2024 (March 31, 2023 - $1.5 billion), respectively.

Post Business Combination Studio Corporate Debt

In connection with the Business Combination, the Studio Business and Lionsgate entered into shared-services arrangement and an intercompany debt arrangement, among other agreements. The shared-services arrangement will reflect substantially all of Lionsgate’s corporate general and administrative functions and costs remaining with the Studio Business, as further discussed above. The intercompany debt arrangement will provide that the outstanding obligations and debt service requirements (principal and interest payments) of the Studio Business will remain substantially the same as under Lionsgate’s Senior Credit Facilities. In addition, the terms of Lionsgate’s interest rate swap arrangements will be transferred to the Studio Business. However, the Studio Business’s availability under the Lionsgate revolving credit facility will be $1.1 billion, reduced from Lionsgate’s total availability of $1.25 billion, such that a portion of the borrowing capacity is allocated to Lionsgate’s Starz entities.

See Note 21 to our audited combined financial statements for the Lionsgate 5.500% Senior Notes exchange transaction completed in May 2024.

Discussion of Operating, Investing, Financing Cash Flows

Cash, cash equivalents and restricted cash increased by $82.2 million for the fiscal year ended March 31, 2024 and decreased by $17.1 million for the fiscal year ended March 31, 2023, before foreign exchange effects on cash. Components of these changes are discussed below in more detail.

Operating Activities. Cash flows provided by operating activities for the fiscal years ended March 31, 2024 and 2023 were as follows:

	Year Ended March 31,
	2024	2023	Net Change
	(Amounts in millions)
Net Cash Flows Provided By Operating Activities	$488.9	$346.1	$142.8

Cash flows provided by operating activities for the fiscal year ended March 31, 2024 were $488.9 million compared to cash flows provided by operating activities of $346.1 million for the fiscal year ended March 31, 2023.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

The increase in cash provided by operating activities is due to greater cash provided by changes in operating assets and liabilities of $483.7 million. The greater cash provided by changes in operating assets and liabilities was driven by lower cash used for investment in film and television programs and program rights, greater proceeds from decreases in accounts receivable, net, and increases in deferred revenue, partially offset by lower increases in participations and residuals and greater decreases in accounts payable and accrued liabilities. Fiscal 2023 also included proceeds from the termination of interest rate swaps (see further discussion below for interest rate swap transactions in fiscal 2023).

During the fiscal year ended March 31, 2023, we terminated certain interest rate swaps (a portion of which were considered hybrid instruments with a financing component and an embedded at-market derivative that was a designated cash flow hedge), and received approximately $56.4 million. The $56.4 million received was classified in the combined statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the termination of swaps (and presented in the “proceeds from the termination of interest rate swaps” line item on the combined statement of cash flows), and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the Terminated Swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million) (see Financing Activities below). See Note 18 to our audited combined financial statements.

Investing Activities. Cash flows provided by (used in) investing activities for the fiscal years ended March 31, 2024 and 2023 were as follows:

	Year Ended March 31,
	2024	2023
	(Amounts in millions)
Investing Activities:
Purchase of eOne, net of cash acquired (see Note 2)	$(331.1)	$—
Proceeds from the sale of equity method and other investments	5.2	46.3
Investment in equity method investees and other	(13.3)	(17.5)
Distributions from equity method investees and other	0.8	1.9
Other	16.5	7.1
Capital expenditures	(9.9)	(6.5)

Net Cash Flows Provided By (Used In) Investing Activities	$(331.8)	$31.3

Cash flows used in investing activities were $331.8 million for the fiscal year ended March 31, 2024 compared to cash flows provided by investing activities of $31.3 million for the fiscal year ended March 31, 2023. Cash used in investing activities in fiscal 2024 reflects cash used for the purchase of eOne, net of cash acquired. Cash provided by investing activities in fiscal 2023 reflects proceeds from the sale of a portion of our ownership interest in STARZPLAY Arabia, partially offset by cash used for investment in equity method investees and other as reflected above.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Financing Activities. Cash flows used in financing activities for the fiscal years ended March 31, 2024 and 2023 were as follows:

	Year Ended
	March 31,
	2024	2023
	(Amounts in millions)
Financing Activities:
Debt- borrowings	$3,145.0	$1,523.0
Debt- repurchases and repayments	(2,611.4)	(1,745.8)

Net repayments and repurchases of debt	533.6	(222.8)
Film related obligations- borrowings	1,820.8	1,584.7
Film related obligations- repayments	(1,942.9)	(956.5)

Net proceeds from film related obligations	(122.1)	628.2
Parent net investment	(290.1)	(621.3)
Other financing activities	(196.3)	(178.6)

Net Cash Flows Used In Financing Activities	$(74.9)	$(394.5)

Cash flows used in financing activities were $74.9 million for the fiscal year ended March 31, 2024 compared to cash flows used in financing activities of $394.5 million for the fiscal year ended March 31, 2023. Parent net investment reflects the net funding provided to or distributions received from the Starz Business.

Cash flows used in financing activities for fiscal 2024 primarily reflects parent net investment of $290.1 million, net cash used for other financing activities of $196.3 million, representing primarily the purchase of an additional interest in 3 Arts Entertainment of approximately $194 million, and net film related obligations repayments of $122.1 million due to net repayments under production loans and the Production Tax Credit Facility of $146.3 million, offset by net borrowings under the Backlog Facility, IP Credit Facility and other of $24.2 million.

These uses of cash were partially offset by net proceeds from debt of $533.6 million in fiscal 2024, which included net borrowings under our revolving credit facility of $575.0 million (of which $375.0 million was used to fund the purchase of eOne and approximately $194 million was used to fund the acquisition of an additional interest in 3 Arts Entertainment), which were offset by required repayments on our term loans.

Cash flows used in parent net investment in fiscal 2024 of $290.1 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

Cash flows used in financing activities for fiscal 2023 primarily reflects net debt repayments and repurchases of $222.8 million, parent net investment of $621.3 million and other financing activities of $178.6 million, offset by net film related obligations borrowings of $628.2 million due to net borrowings under production loans and the Production Tax Credit Facility of $385.4 million and net borrowings under the Backlog Facility, IP Credit Facility and Distribution Loans of $242.8 million.

Net debt repayments and repurchases of $222.8 million in fiscal 2023 included the below transaction, along with required repayments on our term loans:

•	In April 2022, we voluntarily prepaid the entire outstanding principal amount of the Term Loan A due March 22, 2023 of $193.6 million.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Cash flows used in parent net investment in fiscal 2023 of $621.3 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

In addition, other financing activities in the fiscal year ended March 31, 2023 includes $134.5 million for interest rate swap settlement payments due to the pay down of the financing component of our terminated interest rate swaps in fiscal 2023 (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million) (see discussion above in “Operating Activities”, and Note 18 to our audited combined financial statements). Other financing activities also includes the purchase of noncontrolling interest of $36.5 million representing the settlement of the exercised Pilgrim Media Group put option.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Currency and Interest Rate Risk Management

Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments that arise from transactions entered into during the normal course of business. As part of our overall risk management program, we evaluate and manage our exposure to changes in interest rates and currency exchange risks on an ongoing basis. Hedges and derivative financial instruments will continue to be used in the future in order to manage our interest rate and currency exposure. We have no intention of entering into financial derivative contracts, other than to hedge a specific financial risk.

Currency Rate Risk. We entered into forward foreign exchange contracts to hedge our foreign currency exposures on future production expenses denominated in various foreign currencies. These contracts are entered into with major financial institutions as counterparties. We are exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contracts, at current market rates. We do not require collateral or other security to support these contracts. See Note 18 to our audited combined financial statements for additional information on our financial instruments.

~~I~~nterest Rate Risk. At March 31, 2024, we had interest rate swap agreements to fix the interest rate on $1.7 billion of variable rate SOFR-based debt. See Note 18 to our audited combined financial statements for additional information. The difference between the fixed rate to be paid and the variable rate received under the terms of the interest rate swap agreements will be recognized as interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.

Certain of our borrowings, primarily borrowings under our Senior Credit Facilities, and our film related obligations, are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. The applicable margin with respect to loans under the revolving credit facility and Term Loan A is a percentage per annum equal to SOFR plus 0.10% plus 1.75% margin. The applicable margin with respect to loans under our Term Loan B is a percentage per annum equal to SOFR plus 0.10% plus 2.25% margin. Assuming the revolving credit facility is drawn up to its maximum borrowing capacity of $1.25 billion, based on the applicable SOFR in effect as of March 31, 2024, each quarter point change in interest rates would result in a $1.9 million change in annual net interest expense on the revolving credit facility, Term Loan A, Term Loan B and interest rate swap agreements.

The variable interest film related obligations (which includes our production loans, Production Tax Credit Facility, IP Credit Facility, Backlog Facility and other) incur primarily SOFR-based interest, with applicable margins ranging from 0.25% to 3.25% per annum. A quarter point increase of the interest rates on the variable interest film related obligations would result in $3.2 million in additional costs capitalized to the respective film or television asset for production loans (based on the outstanding principal amount of such loans), and a $1.6 million change in annual net interest expense (based on the outstanding principal amount of such loans, and assuming the Production Tax Credit Facility and Backlog Facility are utilized up to their maximum capacity of $260.0 million and $175.0 million, respectively).

The following table presents information about our financial instruments that are sensitive to changes in interest rates. The table also presents the cash flows of the principal amounts of the financial instruments, or the cash flows associated with the notional amounts of interest rate derivative instruments, and related weighted-average interest rates by expected maturity or required principal payment dates and the fair value of the instrument as of March 31, 2024:

	Year Ended March 31,							Fair Value
	2025	2026	2027	2028	2029	Thereafter	Total	March 31, 2024
		(Amounts in millions)
Variable Rates:
Revolving Credit Facility(1)(2)	$—	$—	$575.0	$—	$—	$—	$575.0	$575.0
Average Interest Rate	—	—	7.17%	—	—	—
Term Loan A(1)(2)	41.1	44.5	313.7	—	—	—	399.3	397.3
Average Interest Rate	7.17%	7.17%	7.17%	—	—	—
Term Loan B(1)	819.2	—	—	—	—	—	819.2	818.1
Average Interest Rate	7.67%	—	—	—	—	—
Film related obligations(3)	1,393.1	393.1	18.8	144.4	—	—	1,949.4	1,949.4
Average Interest Rate	7.03%	6.78%	7.75%	6.67%	—	—
Fixed Rates:
Interest Rate Swaps(4)
Variable to fixed notional amount	1,700.0	—	—	—	—	—	1,700.0	35.6

(1)	The effective interest rate in the table above is before the impact of interest rate swaps.
(2)

The outstanding amounts under the Revolving Credit Facility and Term Loan A may become due on December 23, 2024 (i.e. 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

(3)

Represents amounts outstanding under film related obligations (i.e., production loans, Production Tax Credit Facility, Backlog Facility and other, and IP Credit Facility), actual amounts outstanding and the timing of expected future repayments may vary in the future (see Note 8 to our audited combined financial statements for further information).

(4)

Represents interest rate swap agreements on certain of our SOFR-based floating-rate debt with fixed rates paid ranging from 2.723% to 2.915% with maturities in March 2025. See Note 18 to our audited combined financial statements.